EXHIBIT 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2006
 Updates Guidance for 2006 and 2007

ST. LOUIS - November 2, 2006 - LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries, today announced financial results for the three and nine month periods ending September 30, 2006.

LMI reported net sales for the third quarter of 2006 of $30.8 million, an increase of 27 percent from $24.3 million reported for the third quarter of 2005. Net income for the third quarter of 2006 was $2.7 million or $0.24 per diluted share more than doubling from $1.3 million or $0.16 per diluted share in 2005.

For the nine months ended September 30, 2006, LMI reported net sales of $92.8 million, up 29 percent from $72.2 million in the first nine months of 2005. Net income for the first nine months of 2006 was $8.0 million or $0.77 per diluted share, compared to $3.2 million, or $0.38 per diluted share, for the prior year period.

Gross profit for the third quarter of 2006 was $8.4 million or 27.2 percent of sales, up from $6.3 million or 26.1 percent of sales for the third quarter of 2005. The beneficial impact of growing revenues and improved efficiencies was partially offset by start-up costs on the Blackhawk assembly program of approximately $250,000, start-up costs incurred at the company’s new Mexicali, Mexico facility of approximately $100,000 and lower margins on semi-conductor components and assemblies as demand for that product family has declined.

Selling, general and administrative expenses were $4.4 million in the quarter, up from $3.8 million the prior year .  The increase was due to higher payroll and fringe benefits as staffing levels have increased to support the growth in revenue, professional fees related to Sarbanes Oxley compliance and the acquisition of Technical Change Associates, Inc. earlier in 2006.

Income taxes were $1.3 million for the third quarter of 2006, compared to $0.8 million for the prior year. The current quarter benefited by $0.2 million for prior year research and development tax credits.

Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace said, “Our third quarter results continued a two year string of increased revenue and profits relative to comparable prior year quarters. Increasing production rates and profitable new work in the business jet, commercial aircraft and helicopter markets, as well as strong emphasis on lean manufacturing methods to improve productivity and throughput, have contributed to make 2006 the best year in our history. However, expected increases in demand for new products from our OEM and Tier 1 customers did not occur in the third quarter at the pace we experienced earlier in 2006, and inventory reduction goals at some of our customers reduced revenue as well. As a result, our revenue and net earnings in the third quarter fell below our estimates and our inventories grew more than planned.”

The company attributes these shortfalls to the following factors:

•
Changes in customer demand. The military aircraft, business jet and semiconductor sectors were affected by customer inventory reduction initiatives and changes in model mix, most notably on the Blackhawk and Excimer laser programs.

•
Customer ordering system changes. After a lengthy period of accepting finished goods to protect deliveries, several customers narrowed the period for delivery of goods in advance of anticipated need, with the Blackhawk program and Gulfstream work most significantly impacted.

•
Supply chain and customer holiday delays. The company experienced delayed delivery of assembly components from suppliers and incomplete engineering information to support assembly production primarily on the Blackhawk program.

“Although some of the customer delays will reverse in the fourth quarter this year, we do not believe that revenues for the full year 2006 will reach the guidance levels previously given,” Saks continued. “The combination of sales to customers and finished goods inventory growth indicates that we had sufficient capacity to meet our revenue goals for the third quarter of 2006. However, in the fourth quarter of 2006 through the first half of 2007, we will need to increase capacity in order to meet expected customer demand, including forward stocking of end item and detail components for some customers. To achieve this growth in capacity, we are investing in facilities, equipment, people and development of our supply chain. During the first nine months of 2006, we committed to the addition of 185,000 square feet of new manufacturing, assembly, distribution and office space. We have invested over $4 million in equipment and information systems this year, and expect to commit to an additional $10 million in capital expenditures over the next fifteen months. We have expanded our employment levels by over 100 people this year, and, through growth in kitting and assembly revenue, increased our subcontracting capability with the addition of several valuable supply chain partners. Given the dynamic market we are experiencing, we are also reviewing potential acquisition opportunities that could address our need for added capacity.”

“With the challenges we have encountered in managing customer demand during the third quarter, it is appropriate to reduce our guidance for the balance of 2006 and 2007,” Saks stated. “We remain optimistic that the opportunities for continued growth in the market sectors we serve will continue for an extended period. We believe we are taking the necessary steps to support our customers’ growing demand.”

For 2006, revenues are now expected to range between $125 million and $127 million with a gross profit of 27 percent to 28 percent; selling, general, and administrative expenses of between $17.3 million and $17.6 million, excluding any potential impact of goodwill impairment at our Tempco facility; interest income to offset interest expense, and income taxes of between 36 percent and 37 percent, net of research and development tax credits. Backlog at September 30, 2006 was $128 million compared to $112 million at September 30, 2005. Based upon this backlog and new business awards, LMI expects 2007 revenue to range between $145 million and $155 million.

LMI Aerospace, Inc. is a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries. The company fabricates, machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft. LMI Aerospace, Inc. manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.

    This news release includes forward-looking statements related to LMI Aerospace, Inc.’s outlook for 2006, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, for more details.

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
Net sales	$30,799	$24,255	$92,809	$72,236
Cost of sales	22,430	17,917	67,271	55,051

Gross profit	8,369	6,338	25,538	17,185

Selling, general and administrative expenses	4,435	3,844	12,807	10,784

Income from operations	3,934	2,494	12,731	6,401

Other income (expense):
Interest expense, net	134	(406)	(216)	(1,249)
Other, net	(63)	2	(63)	2

Income before income taxes	4,005	2,090	12,452	5,154

Provision for income taxes	1,289	787	4,470	1,958

Net income	$2,716	$1,303	$7,982	$3,196

Amounts per common share:
Net income per common share	$0.24	$0.16	$0.78	$0.39

Net income per common share
assuming dilution	$0.24	$0.16	$0.77	$0.38

Weighted average common shares
outstanding	11,112,599	8,268,794	10,266,897	8,248,959

Weighted average dilutive stock options
outstanding	121,906	113,720	123,936	109,171

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	September 30, 2006
	(Unaudited)	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$11,015	$35
Short-term investments	15,332	-
Trade accounts receivable - net of allowance of
$225 at June 30, 2006 and $244 at December 31, 2005	14,908	16,088
Inventories	31,965	25,333
Prepaid expenses and other current assets	1,525	1,205
Deferred income taxes	1,610	1,610
Total current assets	76,355	44,271

Property, plant and equipment, net	19,923	18,162
Goodwill	5,653	5,653
Customer Intangible assets, net	3,528	3,114
Other assets	634	757

Total assets	$106,093	$71,957

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$9,807	$7,407
Accrued expenses	3,961	6,077
Current installments of long-term debt and capital lease obligations	1,433	1,846
Total current liabilities	15,201	15,330

Long-term debt and capital lease obligations, less current installments	2,088	14,462
Subordinated debt	-	1,000
Deferred income taxes	1,333	1,333
Total long-term liabilities	3,421	16,795

Stockholders' equity:
Common stock, $.02 par value per share; authorized
28,000,000 shares; issued 11,570,681 shares and 8,797,909 shares at
June 30, 2006 and December 31, 2005, respectively	231	176
Preferred stock, $.02 par value per share; authorized 2,000,000
shares; none issued in both periods	-	-
Additional paid-in capital	65,798	26,307
Treasury stock, at cost, 406,332 shares at June 30, 2006 and
433,972 shares at December 31, 2005	(1,912)	(2,059)
Retained earnings	23,354	15,408
Total stockholders' equity	87,471	39,832

Total liabilities and stockholders' equity	$106,093	$71,957